Exhibit 99.1

enherent Corp. Reports Improved Third Quarter Results

FOR IMMEDIATE RELEASE

Windsor, CT (November 15, 2004) – enherent Corp. (OTC BB: ENHT, www.enherent.com) (the “Company”) today reported revenues for the third quarter ending September 30, 2004 of $3.3 million compared to revenues of $2.7 million for the quarter ended September 30, 2003. Revenues for the previous quarter, ended June 30, 2004, were $3.2 million. Revenues for the nine month period ending September 30, 2004 were $9.3 million compared to $9.5 million in the nine month period ending September 30, 2003. The Company reported a lower net loss applicable to common stockholders of approximately $227,000 or ($0.01) per share for the third quarter as compared to a net loss of approximately $313,000 or $(0.02) per share for the third quarter of 2003.

In addition, the Company reported cash and cash equivalents of $1.7 million as of September 30, 2004 compared to $1.9 million as of June 30, 2004. The Company also announced during the third quarter that it has entered into a definitive merger agreement to combine with Dynax Solutions, Inc., in a stock-for-stock exchange.

Doug Catalano, Chairman, CEO and President of the Company noted “We continue to make significant progress on all aspects of our strategy which has led to improved growth and profitability. We recorded our third successive quarter of top line growth, over 20% improvement from the third quarter last year. We continue to improve our gross margin, as we have each quarter this year, which is up from 23% a year ago to 27% this quarter. And, although we experienced merger related expenses of $113,000 in the third quarter, we continue to aggressively control operating expenses while growing revenue and improving margins, all of which move us closer to our profitability goals.”

Mr. Catalano also stated that “we are extremely excited about the combination with Dynax. We believe it will provide the critical mass, leverage and service expansion necessary to accelerate our ability to deliver on our vision for financial performance and stockholder value.”

About enherent

enherent Corp. (OTCBB:ENHT) is an IT Professional Services Firm providing its clients with staffing and consultative resources either on a temporary or permanent basis and a provider of solutions outsourcing involving software development or IT operational services. enherent addresses cross-industry business needs by focusing on the critical disciplines of project management, business requirements management and technology integration. enherent is headquartered outside of Hartford, Connecticut, and its customers can be found in many different industry segments, from the Fortune 500 to middle-market enterprises. The company operates throughout the northeastern and southern United States and has sales locations in Connecticut and the New York/New Jersey area. For more information visit www.enherent.com.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on certain assumptions and analyses made by the Company derived from its experience and perceptions. Actual results and developments may vary materially from those described because they are subject to a number of known and unknown risks and uncertainties. Such risks and uncertainties include, but are not limited to, future demand for the Company’s services; general economic, market and business conditions; the Company’s ability to increase the amount of services rendered to existing clients and develop new clients and reduce costs of providing services; the Company’s ability to recruit and retain IT professionals; stockholder approval of the proposed merger; anticipated benefits of the proposed merger; and various other factors discussed in the Company’s filings with the Securities and Exchange Commission including those set forth under Item 7 of enherent’s recent Form 10-K. The Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

CONTACT INFORMATION:

Felicia A. Norvell

enherent Corp.

fnorvell@enherent.com

(860) 687 – 2215

enherent Corp. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except number of shares)

	September 30, 2004	December 31, 2003
	(unaudited)	(Note 1)
Assets
Current assets:
Cash and equivalents	$1,658	$2,669
Accounts receivable, net of allowance of $16 at September 30, 2004 and December 31, 2003	1,885	1,263
Prepaid expenses and other current assets	190	141

Total current assets	3,733	4,073
Fixed assets, net	53	159
Other assets	50	50

Total assets	$3,836	$4,282

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long term debt	$50	$—
Accounts payable	580	327
Accrued compensation	420	302
Accrued expenses	350	362
Current portion of capital lease obligations	1	5
Deferred revenue	47	57

Total current liabilities	1,448	1,053
Long term debt	100	—
Deferred rent	3	27

Total liabilities	1,551	1,080

Commitments and contingencies
Series A senior participating redeemable convertible preferred stock, $0.001 par value; authorized - 10,000,000 shares; issued and outstanding – 4,250,000 shares at September 30, 2004 and issued and outstanding 7,000,000 shares at December 31, 2003	4,007	6,124

Common stockholders’ equity (deficit):
Common stock, $0.001 par value; authorized - 50,000,000 shares; issued - 19,567,977 shares; outstanding - 17,718,854 shares at September 30, 2004; issued 19,401,311 shares, outstanding – 17,552,188 at December 31, 2003	19	19
Additional paid-in capital	94,427	94,423
Treasury stock, at cost - 1,849,123 shares at September 30, 2004 and December 31, 2003	(366)	(366)
Accumulated deficit	(95,802)	(96,998)

Total common stockholders’ deficit	(1,722)	(2,922)

Total liabilities and stockholders’ deficit	$3,836	$4,282

enherent Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Revenues	$3,256	$2,708	$9,319	$9,527
Cost of revenues	2,383	2,086	6,895	7,370

Gross profit	873	622	2,424	2,157
Selling, general and administrative expenses	1,001	792	2,944	3,276

Loss from operations	(128)	(170)	(520)	(1,119)
Other income (expense):
Miscellaneous income	—	—	—	4
Interest expense	(1)	(1)	(3)	(3)
Interest income	1	2	2	7

Net loss	(128)	(169)	(521)	(1,111)
Preferred stock redemption benefit to common stockholders, net of accretion	(99)	(144)	1,717	(421)
Net income (loss) applicable to common stockholders	$(227)	$(313)	$1,196	$(1,532)

Basic net income (loss) per share applicable to common stockholders	$(.01)	$(.02)	$.07	$(.09)

Number of shares used in computing basic net income (loss) per share (000’s)	17,719	17,502	17,715	17,502

Diluted net income (loss) per share applicable to common stockholders	$(.01)	$(.02)	$.07	$(.09)

Number of shares used in computing diluted net income (loss) per share (000’s)	17,719	17,502	22,882	17,502